ACM Government Spectrum Fund                                    Exhibit 77C
811-5500



The Annual Meeting of Shareholders of ACM Government Spectrum, Inc. was held on July 10, 1997. A description of each proposal and number of shares voted at the meeting are as follows:

1. To Elect Directors:  Shares Voted For        Withheld Authority
   Class Three Directors
   (term expires 2000)

   Ruth Block                     32,735,078              722,015
   John D. Carifa                 32,719,712              737,381
   Robert C. White                32,684,881              772,213

   Class One Director
   (term expires in 1998)

   Donald J. Robinson     32,732,364              724,729


2. To ratify the selection       Shares Shares Voted     Shares
   of Ernst & Young LLP         Voted For   Against             Abstained
   as the Fund's independent
   auditors for the Fund's
   fiscal year ending
   October 31, 1997.    32,848,038      187,349 421,706


ACM Government Spectrum Fund, Inc.                              Exhibit 77Q2
811-5500


During the Fund's most recently completed fiscal year ended October 31, 1997, the following individual filed a late initial report on Form 3.


					   Number of           Number of Late
Name                      Title            Late Reports        Transactions

Kathleen A. Corbet      Senior VP                1                       0

Susan Peterson  Assistant VP            1                       0








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